Exhibit 10.1

Execution Version

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made by and between C&J Energy Services, Inc., a Delaware corporation (the “Company”), and James H. Prestidge, Jr. (“Executive”), effective as of April 1, 2013 (the “Effective Date”).

RECITALS

WHEREAS, the Company desires to employ Executive on the terms and conditions and for the consideration hereinafter set forth, and Executive desires to be employed by the Company on such terms and conditions and for such consideration; and

WHEREAS, both the Company and Executive have read and understood the terms of this Agreement, and have been afforded a reasonable opportunity to review this Agreement with their respective legal counsel.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the parties hereto agree as follows, effective as of the Effective Date:

AGREEMENT

ARTICLE I

DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified or referred to in this Section 1.1:

(a) “Accrued Obligation” shall mean the sum of (1) Executive’s Base Salary earned through the Date of Termination and (2) any accrued vacation pay earned by Executive, in both cases, to the extent not theretofore paid.

(b) “Applicable Anti-Corruption Laws” shall mean all anti-corruption and anti-bribery laws and legislation that are or may become applicable to Executive or to the Company or its Subsidiaries, whether as a result of the location of citizenship, incorporation or registration, or business operations, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, the principles set out in the Organization for Economic Cooperation and Development Convention Combating Bribery of Foreign Public Officials in International Business Transactions.

(c) “Business” shall mean any business in which the Company or any of its Subsidiaries or other affiliates is engaged during the Term and for which Executive has (or has had) responsibilities or about which Executive has Confidential Information and, as of the end of the Term, any other business in which the Company or any of its Subsidiaries or other affiliates has undertaken material, substantive steps to engage within the twelve (12) month period prior to such time and for which Executive has had material responsibility with regard to, or Confidential Information about, such steps. Without limiting the foregoing, “Business” shall be deemed to include the well completion and servicing business (including hydraulic fracturing, coiled tubing, pressure pumping, cased-hole wireline, pressure testing, pump-down, perforating, pipe recovery and other complementary services), petroleum engineering services (including services in connection with hydraulic fracture stimulation and reservoir engineering) and the chemicals and fluids procurement and sales business.

(d) “Cause” shall mean Executive’s (i) willful failure to perform, without proper legal justification and not due to reasons beyond Executive’s control, the duties required under this Agreement or as otherwise reasonably required by the Board or Chief Executive Officer of the Company; (ii) conviction, indictment, admission or plea of guilty or nolo contendere to a charge of felony, or any dishonest conduct materially adverse to the Company or any Subsidiary or other affiliate of the Company, including any theft, embezzlement, misappropriation or misuse of funds or property, fraud or falsification of records, correspondence or other documents; (iii) any breach of any representation in this Agreement or any material breach of any of the terms of, or failure to perform any of his covenants contained in, this Agreement or any restricted stock agreement or equity award agreement; or (iv) material violation or failure to abide by the lawful instructions, policies or workplace rules established by the Company or any affiliate of the Company.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f) “Date of Termination” shall mean the effective date of termination of Executive’s employment hereunder.

(g) “Government Official” shall mean any agent, representative, official, officer, director, or employee of any government or any department, agency, or instrumentality thereof (including officers, directors, and employees of state-owned, operated or controlled entities) or of a public international organization, or any person acting in an official capacity for or on behalf of any such government, department, agency, instrumentality, or public international organization.

(h) “Permanent Disability” shall mean the sickness or disability that renders Executive incapable of performing his duties under this Agreement for a period in excess of six (6) months during any consecutive twelve (12) month period.

(i) “Release Expiration Date” shall mean the date that is 21 days following the date upon which the Company timely delivers to Executive the Release (which shall occur no later than seven days after the Date of Termination), or in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is 45 days following such delivery date.

(j) “Restricted Area” shall mean those geographic areas where the Company or any Subsidiary or other affiliate conducts the Business during the Term and for which Executive has material responsibilities. Without limiting the foregoing, the “Restricted Area” shall include those countries, parishes, counties and other areas specified on Exhibit “A”, and any additional areas in which the Company has taken material, substantive steps, with Executive’s assistance, in preparation of conducting the Business.

(k) “Section 409A” shall mean Section 409A of the Code and the final Department of Treasury regulations and other interpretive guidance issued thereunder.

(l) “Separation from Service” shall have the meaning ascribed to such term in Section 409A.

(m) “Subsidiary” shall mean any business entity with respect to which the Company owns or controls, directly or indirectly, not less than a majority of the equity securities of such entity, or otherwise possesses, with by virtue of security ownership or contract, the power to elect a majority of the board of directors or other governing body or officers thereof.

ARTICLE II

DUTIES

2.1 Duties. During the Term, Executive shall serve the Company as President – International Infrastructure Development and in such other position(s) as the Board of Directors of the Company (the “Board”) and Executive shall mutually agree. Executive shall report to the Chief Executive Officer and President/Chief Financial Officer of the Company. Executive shall comply with the policies of the Company as may be in effect from time to time for executive officers, including the Company’s policies regarding confidentiality, ownership of intellectual property, drug testing, anti-discrimination and harassment, and ethical conduct.

2.2 Extent of Duties. Subject to the use of vacation, holiday and other approved leave time, Executive shall devote substantially all of his business time and his best energy and efforts to the affairs of the Company and, as may be requested by the Company, its Subsidiaries. During the Term, Executive shall not engage, directly or indirectly, in any other business or businesses, whether or not similar to that of Company, except with the consent of the Board or as otherwise permitted by this Section 2.2. Executive agrees to serve in the position(s) referred to in Section 2.1 and to perform diligently and to the best of his abilities the duties and services appertaining to such position(s), as well as such additional duties and services appropriate to such position(s) which the parties mutually may agree upon from time to time.

ARTICLE III

TERMS OF EMPLOYMENT

3.1 At-Will Employment. Executive’s employment hereunder will begin on the Effective Date and will continue until such date as Executive’s employment is terminated by either Executive or the Company. For the avoidance of doubt, Executive shall be employed on an at-will basis, which means that either party may terminate Executive’s employment at any time and for any lawful reason (or no reason at all). The period of time that Executive is employed hereunder is referred to as the “Term.”

3.2 Base Compensation. As compensation for services rendered under this Agreement, Executive shall be entitled to receive from the Company an annualized base salary (before tax withholdings and other deductions) of $325,000 (“Base Salary”). Executive’s Base Salary shall be reviewed by the Board on an annual basis and, in the Board’s discretion, may be increased or decreased; provided, however, that Executive’s Base Salary shall not be decreased without the written consent of Executive. Executive’s Base Salary shall be payable in arrears at regular intervals (but no less frequently than monthly) in accordance with the prevailing practice and policies of the Company.

3.3 Annual Bonus. Executive shall be eligible to receive an annual bonus (“Annual Bonus”) for each complete calendar year that he is employed with the Company during the Term (each such calendar year, a “Bonus Year”) in which the Company achieves certain targets as set forth by the Compensation Committee of the Board (the “Compensation Committee”), and the amount of such bonus shall have a target range of 75% to 150% of Executive’s Base Salary for the applicable Bonus Year (assuming that all performance targets are met or exceeded); provided that, for the avoidance of doubt, unless the Compensation Committee determines otherwise, Executive shall not be entitled to an Annual Bonus for any Bonus Year in which the Company does not achieve such targets, as determined by the Compensation Committee, and provided, further, that Executive shall not be entitled to any Annual Bonus if Executive is not employed by the Company on the date the Compensation Committee determines annual bonuses for executive officers of the Company. The Annual Bonus is expected to be paid between January 1 and February 28 of the calendar year immediately following the Bonus Year (the “Payment Date”); provided, however, that if the Company’s accountants have not delivered the audited financial statements for such Bonus Year prior to the Payment Date, the Company may delay the Payment Date until the earlier to occur of (i) three (3) days following the Company’s receipt of such Bonus Year’s audited financial statements and (ii) June 30 of the calendar year immediately following the Bonus Year. Notwithstanding the foregoing, the Company shall use its best efforts to ensure delivery of its audited financial statements for each Bonus Year on or before February 28 of the following calendar year. Each Bonus Year during the Term, the Compensation Committee will review the structure of the targets provided by it for the preceding Bonus Year and establish the targets for the Bonus Year as it deems appropriate.

3.4 Benefits. During the Term, Executive shall be eligible to participate in the benefit programs and plans that the Company makes available to similarly situated employees, subject to the terms and conditions of the applicable benefit programs and plans. For the avoidance of doubt, during the Term, Executive will be eligible to participate in the Company’s 401(k) plan, subject to the terms and conditions of that plan. The Company will match dollar for dollar contributions made by Executive, up to 4% of Executive’s compensation, as defined by the plan and determined by applicable law. In addition to these benefits, Executive may take up to fifteen (15) business days paid vacation per calendar year during his employment under this Agreement (“Vacation Days”), which such Vacation Days shall accrue and be used pursuant to the Company’s vacation policies as may exist from time to time. Any unused Vacation Days shall carry over to the following year, but shall only remain valid for a period of one (1) year. The Company also agrees to provide Executive with all paid holidays ordinarily given by the Company to its similarly situated employees. The Company shall not, by reason of this Section 3.4, be obligated to institute, maintain, or refrain from changing, amending or discontinuing, any benefit program, plan or policy, so long as such changes are similarly applicable to similarly situated Company employees.

3.5 One-Time Inducement Equity Grant. Executive will receive a one-time grant of shares of restricted common stock in the Company with an aggregate grant date value of $500,000 pursuant to the terms and conditions of (a) a Restricted Stock Agreement effective as of the Effective Date and (b) the Company’s 2012 Long-Term Incentive Plan (the “LTIP”). Such restricted common stock will vest in equal one-half installments on each of the first and second anniversaries of the Effective Date, provided that Executive has remained continuously employed by the Company between the Effective Date and each of the applicable anniversary dates. The terms of the award agreement relating to such grant shall govern and control any conflict between the terms of this Agreement and the terms of such award agreement.

3.6 Equity Incentives. As a long term incentive, not later than March 15 of each calendar year beginning in 2014 during the Term, Executive shall be eligible to receive annual equity awards (“Equity Awards”) as may be determined in the sole discretion of the Compensation Committee. The amount and terms of such Equity Awards, if any, shall be determined by the Compensation Committee in its discretion. Any such Equity Awards shall be granted under the LTIP or any other equity compensation plan that has been approved by the Company’s shareholders and, unless otherwise determined by the Compensation Committee, will vest over a three-year period with 1/3 of such Equity Awards vesting on each of the first, second, and third anniversaries of the date of grant, provided that Executive has remained continuously employed by the Company between the grant date and each of the applicable anniversary dates. The terms of each award agreement relating to any Equity Award shall govern and control any conflict between the terms of this Agreement and the terms of such award agreement.

3.7 Additional Restricted Stock Unit Award. Subject to approval by the Compensation Committee, the Company may grant restricted stock unit awards to certain executives, including Executive, pursuant to the terms and conditions of the LTIP and a restricted stock unit award agreement. To the extent vested, any such restricted stock units will represent the right to receive a specified number of shares of the Company’s common stock (and/or cash equal to the fair market value of such shares of common stock), contingent upon, and within a specified period following, the attainment of specified performance objectives with respect to the Company’s Middle East operations. If, during the Term, the Compensation Committee grants restricted stock unit awards to its similarly situated executive employees with responsibilities for the Company’s Middle East operations, then Executive will be granted a restricted stock unit award as contemplated by this Section 3.7, with the terms of such award to be determined in the discretion of the Compensation Committee.

3.8 Other Benefits.

(a) During the Term, Executive shall be entitled to other fringe benefits and perquisites as may be determined by the Board, but which shall include a monthly automobile allowance of $800 and the reimbursement of ordinary use and maintenance costs for such automobile, which such reimbursement shall be subject to the Company’s reimbursement policies in effect from time to time.

(b) Executive is authorized to incur ordinary, necessary, and reasonable business expenses in connection with the performance of his duties, responsibilities, and authorities under this Agreement and for the promotion of the Company’s business and activities during this Agreement, including reasonable expenses for necessary travel and entertainment and other items of expense required in the normal and routine course of Executive’s employment under this Agreement. The Company will reimburse Executive from time to time for all such business expenses actually incurred pursuant to and in conformity with this subsection and the policies and practices of the Company then in effect relative to the reimbursement of business expenses. Any such reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of documentation from Executive for such reimbursement (but in any event not later than the close of Executive’s taxable year following the taxable year in which the expense is incurred by Executive). In no event shall any reimbursement be made to Executive for such expenses incurred after the Date of Termination. Executive is not permitted to receive a payment in lieu of reimbursement under this Section 3.8(b). Any payments or reimbursements of any expenses provided for under this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv).

ARTICLE IV

TERMINATION

4.1 Termination of Employment. This Agreement shall terminate (a) immediately upon (i) termination of Executive’s employment by the Company for Cause (as determined by the Board), (ii) Executive’s death or the provision to Executive of notice of the Company’s determination of his Permanent Disability or (b) upon fourteen (14) days prior written notice if terminated by either the Company or Executive for any other reason (or no reason at all).

4.2 Obligations of the Company Upon Termination:

(a) Termination by the Company, by Executive or on Death or Permanent Disability. If either (i) the Company terminates Executive’s employment, (ii) Executive’s employment is terminated by reason of Executive’s death or Permanent Disability, or (iii) Executive resigns his employment, then Executive shall be entitled only to the payment of (x) the Accrued Obligation and (y) unreimbursed expenses, which shall be paid pursuant to Section 3.8(b) above.

(b) Termination by the Company without Cause. In addition to the amounts set forth in Section 4.2(a), if (x) the Company terminates Executive’s employment without Cause (and not due to Executive’s Permanent Disability) then, subject to: (i) Executive’s delivery to the Company (and non-revocation within any time provided to do so) by the Release Expiration Date of a release of all claims in form and substance acceptable to the Company (the “Release”), which such Release shall be substantially in the form contained at Exhibit B (subject to any changes to reflect applicable law as of the Date of Termination); and (ii) Executive’s compliance with Articles V, VI and VII, Executive shall also be entitled to receive:

(1) a lump-sum payment equal to Executive’s Base Salary as in effect on the Date of Termination, which such payment shall be made on the date that is the sixtieth (60th) day following the Date of Termination (or the first business day thereafter if the 60th day is not a business day); and

(2) any and all long-term incentive equity grants awarded to Executive under any plan not previously exercisable and vested shall become fully exercisable and vested as of the date that is the sixtieth (60th) day following the Date of Termination.

For the avoidance of doubt, Executive shall not be entitled to the items set forth in this Section 4.2(b) if this Agreement terminates as a result of (x) Executive’s death or Permanent Disability; (y) Executive’s termination of employment by the Company for Cause; or (z) Executive’s resignation from employment from the Company, regardless of the reason for such resignation.

(c) Termination on Death or Permanent Disability. In addition to the amounts set forth in Section 4.2(a), if Executive’s employment is terminated by reason of Executive’s death or Permanent Disability, then Executive (or in the event of Executive’s death, his estate) shall also be entitled to receive the timely payment or provision of any and all benefit obligations provided under Section 3.4, which under their terms are available in the event of death or disability.

4.3 Deemed Resignations. Upon any termination of Executive’s employment with the Company, and without further action on the part of Executive, Executive shall be deemed to have resigned from each directorship and other office or position of authority Executive may hold with the Company or any of its direct or indirect Subsidiaries.

ARTICLE V

CONFIDENTIAL INFORMATION AND NONCOMPETITION

5.1 Confidential Information. For the purposes of Articles V, VI, VII, and VIII the “Company” shall be deemed to include the Company and each of its Subsidiaries.

5.2 Scope of Confidential Information. Executive acknowledges that the Company has developed, and will during the term of Executive’s employment continue to develop, substantial, confidential, competitively valuable information and other intangible or “intellectual property” in connection with its business, some or all of which is proprietary to the Company, (collectively, the “Confidential Information”). Without limiting the generality of the preceding sentence, Executive expressly recognizes and agrees that subject to the remainder of this subsection, the following items, and all copies, summaries, extracts or derivative works thereof, are entitled to trade secret protection and constitute Confidential Information under this Agreement, whether developed prior to the date hereof or hereafter, and whether with the assistance of Executive or otherwise: (i) the Company’s proprietary computer software, databases and lists of customers, prospects, candidates, and employees; employee applications; skills inventory sheets and similar summaries of employee qualifications as well as employee compensation; customer ordering habits, billing rates, buying preferences, and short term needs; sales reports and analysis; (ii) employee reports and analysis; customer job orders and profit margin data; businesses processes, methods of operation and sales techniques; (iii) statistical information regarding the Company; (iv) financial information of the Company and its customers that is not publicly available; (v) specially negotiated terms and pricing with vendors and customers; (vi) research and development, business projects, strategic business plans, and strategies; products and solution services offered to customers; and (viii) other non-public information that gives the Company a competitive advantage by virtue of it not being publicly known. Notwithstanding the foregoing, the Confidential Information shall not include (a) any information which is or becomes publicly available other than as a result of the wrongful action of Executive or his agents; (b) any information independently developed by Executive subsequent to the Date of Termination; (c) any information made available to Executive following the Date of Termination from a third party not known by Executive to be under binder of confidentiality to the Company with regard thereto or (d) any information as to which the Company specifically waives its rights hereunder pursuant to an instrument in writing.

5.3 Agreement to Provide Confidential Information to Executive. The Company promises to provide some or all of the Confidential Information described above to Executive without regard to the duration of his continued employment with the Company. Executive agrees that the Confidential Information belongs to the Company, is subject to the terms of this Agreement, and is not his property.

5.4 Agreement to Return Confidential Information and Company Property. At any time during employment, upon demand by the Company, and within five (5) days after the Date of Termination, regardless of which party initiates such termination, Executive promises to return all property of the Company to the Company, including all computer files and other electronically stored information and all copies of all or any part of the Confidential Information and any summaries, extracts or derivative works thereof, in good condition. Such property includes but is not limited to any Confidential Information including Created Works constituting Confidential Information, and any of the Company’s tools of trade.

ARTICLE VI

NON-DISCLOSURE

6.1 Non-Disclosure.

(a) General Duty. Executive agrees that he will not directly or indirectly use any Confidential Information, including the Company’s proprietary information, trade secrets or the Created Works, for his own benefit or for the benefit of any third party. Executive agrees that he will not directly or indirectly disclose any Confidential Information, including the Company’s proprietary information, trade secrets, or the Created Works, to any person or entity who is not an employee of the Company unless previously authorized to do so by the Company.

(b) Special Exceptions. Notwithstanding the foregoing, to the extent that Executive shall be required, by law or process of law, to disclose any Confidential Information, Executive shall be entitled to do so only to the extent so required, subject to giving the Company prompt, advance notice of such requirement so that the Company may pursue a protective order or other remedy, and Executive acknowledges and agrees that he will cooperate reasonably with the Company’s efforts to obtain a confidentiality order or similar protection.

6.2 Nature of Business.

(a) Acknowledgment of Competitive Business. Executive acknowledges and agrees that the Company is engaged in a highly competitive industry and must protect its Confidential Information against unauthorized use or disclosure, as such use or disclosure would irreparably harm the Company’s interests. Executive recognizes that the disclosure by the Company to Executive of certain of its Confidential Information will be necessary and useful to Executive in the performance of his job duties for the Company under this Agreement. As a result, Executive will have access to Confidential Information that could be used by the Company’s competitors in a manner which would irreparably harm the Company’s competitive position in the marketplace.

(b) Acknowledgment of Need for Protection. Executive further acknowledges and agrees that it would be virtually impossible for Executive to ignore all knowledge of the Company’s Confidential Information if he were to engage in competition with the Company. It is, therefore, reasonable and proper for the Company to protect against the intentional or inadvertent use of such Confidential Information. Accordingly, Executive agrees that restrictions on competition and soliciting the Company’s customers or employees during his employment under this Agreement and for a reasonable period of time thereafter are appropriate and necessary for the protection of the Company’s Confidential Information, goodwill, and other legitimate business interests. For the avoidance of doubt, Executive acknowledges and agrees that if he violates any of the provisions of Article VII below, he will also, inevitably violate Section 6.1 above.

ARTICLE VII

NON-SOLICITATION AND NON-COMPETITION

7.1 Non-Solicitation and Non-Competition. Ancillary to the agreements to provide Executive with the Confidential Information as set forth above, and in order to aid in the enforcement of those agreements, and as an express condition of Executive’s employment, Executive agrees that, during the Term and for a period of two (2) years after the end of the Term (the “Prohibited Period”) for any reason, he will (other than on behalf of the Company or its Subsidiaries):

(a) refrain from carrying on or engaging in the Business in the Restricted Area. Executive agrees and covenants that, because the following conduct would effectively constitute carrying on or engaging in the Business, he will not, and he will cause his affiliates not to, in the Restricted Area during the Prohibited Period: directly or indirectly, own, manage, operate, join, become an employee of, control or participate in or be connected with any business, individual, partnership, firm, corporation or other entity which engages in the Business;

(b) refrain from, and cause his affiliates to refrain from, soliciting or causing to be solicited, for the benefit of any individual or entity engaged in or planning to engage in the Business, any customer of the Company or its Subsidiaries that was a customer of the Company or its Subsidiaries in the Restricted Area during the Term; and

(c) refrain from, and cause his affiliates to refrain from, engaging or employing or soliciting or contacting with a view to the engagement or employment of, any person who is an officer or employee of the Company or its Subsidiaries.

7.2 Exceptions. Notwithstanding the restrictions contained in Section 7.1 above, Executive or any of his affiliates may own (i) less than five percent (5%) of any equity security registered under the Securities Exchange Act of 1934, as amended, in any entity engaged in the Business, provided that neither Executive nor his affiliates has the power, directly or indirectly, to control or direct the management or affairs of any such corporation and is not involved in the management of such corporation, and (ii) those equity investments owned by Executive as of the date of this Agreement as previously disclosed to and agreed by the Board. Further notwithstanding the foregoing, the restrictions set forth in Sections 7.1(a) and (b) above will not apply following the end of the Term in the event that Executive’s employment is terminated within the first nine (9) months after the Effective Date and such termination is attributable to a judicial or arbitral determination that any commitment that Executive has to a former employer or other third-party precludes Executive from continuing in employment with the Company.

ARTICLE VIII

ANTI-CORRUPTION COMPLIANCE

8.1 Compliance with Applicable Anti-Corruption Laws. Executive acknowledges and agrees that he understands and will comply with all Applicable Anti-Corruption Laws, and will not, directly or indirectly, pay, offer, authorize or promise to pay or provide anything of value to any Government Official, political party, political party official or political candidate, or to any other person in order to influence an official act, omission or decision that will assist the Company or any other person or entity in obtaining or retaining business or in directing business to any other person or entity for any purpose that violates the Applicable Anti-Corruption Laws or would cause the Company to be in violation of Applicable Anti-Corruption Laws.

8.2 Compliance with Company Anti-Corruption Program. Executive acknowledges and agrees that he will comply with the Company’s Anti-Corruption Compliance Program and Manual and Code of Business Conduct, including the Company’s annual anti-corruption training requirement, and further agrees to execute a compliance certification, as periodically may be requested by the Company.

ARTICLE IX

SURVIVAL OF COVENANTS, ENFORCEMENT OF COVENANTS AND REMEDIES

9.1 Survival of Covenants. Executive acknowledges and agrees that his covenants in Articles V, VI, and VII of this Agreement shall survive the termination of this Agreement, and the existence of any claim or cause of action of Executive against the Company whether predicated on this Agreement or otherwise shall not constitute a defense to the enforcement by the Company of those covenants.

9.2 Enforcement of Covenants. Executive acknowledges and agrees that his covenants in Articles V, VI, and VII of this Agreement are, among other things, ancillary to the otherwise enforceable agreements to provide Executive with Confidential Information and are supported by independent, valuable consideration. Executive further acknowledges and agrees that the limitations as to time, geographical area, and scope of activity to be restrained by those covenants are reasonable and acceptable to Executive in all respects and do not impose any greater restraint than is reasonably necessary to protect the Company’s goodwill and other legitimate business interests. Executive further agrees that if, at some later date, a court of competent jurisdiction determines that any of the covenants in Articles V, VI or VII are unreasonable, any such covenants shall be reformed by the court and enforced to the maximum extent permitted under the law.

9.3 Remedies. In the event of actual or threatened breach by Executive of any of his covenants in Articles V, VI, and VII of this Agreement, the Company shall be entitled to equitable relief by temporary restraining order, temporary injunction, or permanent injunction or otherwise, in addition to all other legal and equitable relief to which it may be entitled, including any and all monetary damages that the Company may incur as a result of said breach, violation, or threatened breach or violation. The Company may pursue any remedy available to it concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation, and the pursuit of one of such remedies at any time will not be deemed an election of remedies or waiver of the right to pursue any other of such remedies as to such breach, violation, or threatened breach or violation, or as to any other breach, violation, or threatened breach or violation. In addition to the above, in the event that a final judicial determination concludes that Executive has so breached any of his covenants in Articles V, VI, or VII of this Agreement, the Company will be entitled to reimbursement by Executive of all severance payments paid by the Company under this Agreement during the period of any such breach. Further, in the event of an alleged actual, material breach by Executive of any of his covenants in Articles V, VI, and VII of this Agreement, as determined in good faith by the Board, the Company may suspend the payments and benefits then owing to Executive under this Agreement without resort to judicial intervention until such breach is cured (if curable); provided, however, that if it is later determined, whether judicially or otherwise by the Board, that Executive was not in material breach of such covenants, the Company shall promptly pay to Executive all such suspended payments and benefits, as well as reimbursement of all reasonable costs and expenses (including attorneys’ fees) incurred by Executive in defending any such claim or action in accordance with Section 9.11; provided, however, that any cure and payments upon cure and any payments upon a judicial determination that no breach occurred will be made no later than the deadline under Section 409A of the Code that is applicable to disputed payments and refusals to pay.

ARTICLE X

MISCELLANEOUS

10.1 Entire Agreement. This Agreement constitutes the entire agreement between the parties concerning the Agreement’s subject matter and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to its subject matter.

10.2 Modification; Amendment. This Agreement may not be modified or amended in any respect except by an instrument in writing signed by the party against whom such modification or amendment is sought to be enforced. No modification or amendment may be enforced against the Company unless such modification or amendment is in writing and authorized by the Board.

10.3 No Waiver. The waiver by either party of a breach of any term of this Agreement shall not operate or be construed as a waiver of a subsequent breach of the same provision by either party or of the breach of any other term or provision of this Agreement.

10.4 Remedies; Governing Law; Jurisdiction. This Agreement and performance under it, and the exclusive venue for all proceedings that may ensue from its breach, shall be in state or federal court, as applicable, located in Harris County, Texas and this Agreement shall be construed in accordance with the laws of the State of Texas. In the event of a breach or threatened breach by either Executive or the Company of any provision of this Agreement, the non-breaching party shall be entitled to a temporary restraining order and an injunction restraining the breaching party from the commission or threatened commission of such breach. Nothing herein shall be construed as prohibiting either Executive or the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of money damages. Nothing in this Agreement precludes the Company from seeking to remove a civil action from any state court to federal court.

10.5 Executive’s Representations.

(a) Executive represents and warrants that he is free to enter into this Agreement and to perform each of the terms and covenants of it. Executive represents and warrants that he is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement, and that his execution and performance of this Agreement is not a violation or breach of any other agreement between Executive and any other person or entity. For the avoidance of doubt, Executive expressly represents that he is under no non-competition, non-solicitation, confidentiality or other agreement or obligation with any third party that would prevent him from assuming employment hereunder or performing the duties required of him hereunder. Executive acknowledges and agrees that, in the course of his employment hereunder, he will not use or disclose any legally protected information belonging to any former employer or other third party and he will not introduce any confidential, proprietary or legally protected information belonging to a former employer or other third party to Company property or Company computer systems absent the express consent of such third party. Executive further represents that he has not violated any non-disclosure or other obligation owed to any former employer or other third party.

(b) Executive represents, acknowledges and agrees that (i) he is not relying upon any determination by the Company, its affiliates, or any of their respective employees, directors, officers, attorneys or agents (collectively, the “Company Parties”) regarding the tax effects associated with Executive’s execution of this Agreement and (ii) in deciding to enter into this Agreement, Executive is relying on his own judgment and the judgment of the professionals of his choice with whom he has consulted. Executive hereby releases, acquits and forever discharges the Company Parties from all actions, causes of action, suits, debts, obligations, liabilities, claims, damages, losses, costs and expenses of any nature whatsoever, whether known or unknown, on account of or arising out of, or in any way related to the tax effects associated with Executive’s execution of this Agreement

10.6 Notices. All notices and other communications under this Agreement shall be in writing and shall be given in person or by either personal delivery, facsimile with confirmation of receipt, overnight delivery, or first class mail, certified or registered with return receipt requested, with postal or delivery charges prepaid, and shall be deemed to have been duly given when delivered personally, or three days after mailing first class, certified or registered with return receipt requested, to the respective persons named below:

If to the Company:	C& J Energy Services, Inc. 10375 Richmond Ave., Suite 2000 Houston, TX 77042 Attention: Executive Vice President, General Counsel & Corporate Secretary E-mail:

If to Executive:	James H. Prestidge, Jr. Address: E-mail:

10.7 Tax Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

10.8 Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, (a) this Agreement shall be considered divisible, (b) such provision shall be deemed inoperative to the extent it is deemed illegal, invalid, or unenforceable, and (c) in all other respects this Agreement shall remain in full force and effect.

10.9 Assignment. This Agreement is personal to Executive, and neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise transferred by Executive. The Company may assign this Agreement without Executive’s consent, including to any Subsidiary and to any successor (whether by merger, purchase or otherwise) to all or substantially all of the equity, assets or businesses of the Company.

10.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

10.11 Titles and Headings; Interpretation. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all Exhibits or attachments referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including all Exhibits attached hereto, and not to any particular provision hereof. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

10.12 Third-Party Beneficiaries. Each Subsidiary shall be a third-party beneficiary of Executive’s obligations under Articles V, VI and VII hereunder and shall be entitled to enforce such obligations as if a party hereto.

10.13 Section 409A.

(a) General. Any compensation or benefits made to Executive under the terms of this Agreement (as described above) may constitute nonqualified deferred compensation for purposes of Section 409A. Accordingly, notwithstanding any provision contained herein, this Agreement shall be interpreted in a manner that is consistent with Section 409A and the regulatory guidance issued thereunder. In the event that any provision of this Agreement conflicts with Section 409A or the regulatory guidance issued thereunder, such provision is to that extent superseded by the applicable Section 409A standards for nonqualified deferred compensation plans to satisfy the requirements of Section 409A. Notwithstanding the foregoing, the Company makes no representations that the compensation and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall the Company or any of its affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

(b) General Suspension of Payments. Notwithstanding any contrary provisions in this Agreement, if Executive is a “specified employee,” as such term is defined within the meaning of Section 409A, as determined by policies established by the Company’s Board, any payments or benefits which are classified as “nonqualified deferred compensation” for purposes of Section 409A and are payable or provided as a result of Executive’s termination of employment that would otherwise be paid or provided within six months and one day of such termination (other than due to death or “disability”, as such term is defined within the meaning of Section 409A) shall instead be paid or provided on the earlier of (i) six months and two days following Executive’s termination, (ii) the date of Executive’s death, or (iii) any date that otherwise complies with Section 409A. In the event that Executive is entitled to receive payments during the suspension period provided under this Section, Executive shall receive the accumulated benefits that would have been paid or provided under this Agreement within the six month and one day suspension period on the earliest day that would be permitted under Section 409A.

(c) Separation from Service. For all purposes of this Agreement, Executive shall be considered to have terminated employment with the Company when Executive incurs a “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder; provided, however, that whether such a separation from service has occurred shall be determined based upon a reasonably anticipated permanent reduction in the level of bona fide services to be performed to no more than twenty percent (20%) of the average level of bona fide services provided in the immediately preceding thirty-six (36) months.

(e) Separate Payments. For purposes of Section 409A, any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments so that each payment is designated as a separate payment for purposes of Section 409A, and any rights and benefits under this Agreement shall be treated as rights to separate payments for purposes of Section 409A.

(f) Amendment. In the event that the Company determines that any amounts payable hereunder will be taxable to Executive under Section 409A or the regulatory guidance issued thereunder prior to payment to Executive, then the Company may (i) adopt amendments to this Agreement, including amendments with retroactive effect, that the Company determines necessary or appropriate to preserve the intended tax treatment of the benefits provided hereunder and/or (ii) take such other actions as the Company determines necessary or appropriate to avoid the imposition of tax under Section 409A.

10.14 Limitation. Subject to the termination provisions contained herein, this Agreement shall not confer any right or impose any obligation on the Company to continue the employment of Executive in any capacity or limit the right of the Company or Executive to terminate Executive’s employment.

10.15 Provisions Regarding Effective Date. As indicated in this Agreement, this Agreement is effective as of the Effective Date, and accordingly in connection therewith the parties agree that the following shall apply:

(a) This Agreement shall from and after its execution by the parties be an agreement binding upon and enforceable by both the Company and Executive subject to the application of the provisions hereof generally being effective as of the Effective Date.

(b) In the event that Executive terminates this Agreement at any time prior to the Effective Date, this Agreement shall be null and void and of no force and effect.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year indicated above.

COMPANY:

C&J ENERGY SERVICES, INC.

By:	/s/ Theodore R. Moore
Name:	Theodore R. Moore
Title:	Executive Vice President, General Counsel

EXECUTIVE:

/s/ James H. Prestidge, Jr.
James H. Prestidge, Jr.

EXHIBIT A

RESTRICTED AREA

EXHIBIT B

FORM OF RELEASE AGREEMENT

This Release Agreement (this “Agreement”) constitutes the release referred to in that certain Employment Agreement (the “Employment Agreement”) dated as of April 1, 2013, by and among James H. Prestidge, Jr. (“Executive”) and C&J Energy Services, Inc. (the “Company”).

1. For good and valuable consideration, including the Company’s provision of a payment and/or benefits to Employee in accordance with Section 4.2(b) of the Employment Agreement, Executive hereby releases, discharges and forever acquits the Company, its affiliates and Subsidiaries (as defined in the Employment Agreement) and their respective past, present and future stockholders, members, partners, directors, managers, employees, agents, attorneys, heirs, representatives, successors and assigns, as well as all employee benefit plans maintained by the Company or any of its affiliates or Subsidiaries and all fiduciaries, trustees and administrators of any such plans, in their personal and representative capacities (collectively, the “Company Parties”), from liability for, and hereby waives, any and all claims, damages, or causes of action of any kind related to Executive’s employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter occurring on or prior to the date that Executive executes this Agreement including, without limitation, any alleged violation through the date of this Agreement of: (i) the Age Discrimination in Employment Act of 1967, as amended; (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) the Civil Rights Act of 1991; (iv) Sections 1981 through 1988 of Title 42 of the United States Code, as amended; (v) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (vi) the Immigration Reform Control Act, as amended; (vii) the Americans with Disabilities Act of 1990, as amended; (viii) the National Labor Relations Act, as amended; (ix) the Occupational Safety and Health Act, as amended; (x) the Family and Medical Leave Act of 1993; (xi) any foreign, federal, state or local anti-discrimination or anti-retaliation law; (xii) any foreign, federal, state or local wage and hour law; (xiii) any other local, state, federal or foreign law, regulation or ordinance; (xiv) any public policy, contract, tort, or common law claim; (xv) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in, or with respect to, a Released Claim; (xvi) any and all rights, benefits or claims Executive may have under the Employment Agreement or any other employment contract or stock or equity-based compensation plan or contract with any Company Party and (xvii) any claim for compensation or benefits of any kind not expressly set forth in Section 4.2(b) of the Employment Agreement, (collectively, the “Released Claims”). In no event shall the Released Claims include (a) any claim which arises after the date Executive executes this Agreement, (b) any claim to vested benefits under an employee benefit plan of any Company Party that is subject to ERISA, (c) any claims for contractual severance payments under Section 4.2(b) of the Employment Agreement, or (d) any claims for indemnification that arise after the date that Executive executes this Agreement. This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Executive is simply agreeing that, in exchange for the consideration recited in the first sentence of this paragraph, any and all potential claims of this nature that Executive may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived. By signing this Agreement, Executive is bound by it. Anyone who succeeds to Executive’s rights and responsibilities, such as heirs or the executor of Executive’s estate, is also bound by this Agreement. This release also applies to any claims brought by any person or agency or class action under which Executive may have a right or benefit. Notwithstanding the release of liability contained herein, nothing in this Agreement prevents Executive from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC or comparable state or local agency; however, Executive understands and agrees that Executive is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC or comparable state or local agency proceeding or subsequent legal actions. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

2. Executive agrees not to bring or join any lawsuit against any of the Company Parties in any court relating to any of the Released Claims. Executive represents and warrants that he has not brought or joined any lawsuit or filed any charge or claim against any of the Company Parties in any court or before any government agency and has made no assignment, sale, delivery, transfer or conveyance of any rights Executive has asserted or may have against any of the Company Parties to any person or entity, in each case, with respect to any Released Claims.

3. By executing and delivering this Agreement, Executive expressly acknowledges that:

(a) Executive has carefully read this Agreement;

(b) Executive has had at least [21] [45] days to consider this Agreement before the execution and delivery hereof to the Company [Add if 45-day period applies: , and Executive acknowledges that he has been provided (1) a list of the positions and ages of those employees selected for termination (or participation in the exit incentive or other employment termination program); (2) a list of the ages of those employees not selected for termination (or participation in such program); and (3) information about the unit affected by the employment termination program of which Executive’s termination was a part, including any eligibility factors for such program and any time limits applicable to such program];

(c) Executive has been and hereby is advised in writing to discuss this Agreement with an attorney of his choice and Executive has had adequate opportunity to do so prior to executing this Agreement;

(d) Executive fully understands the final and binding effect of this Agreement; the only promises made to Executive to sign this Agreement are those stated in the Employment Agreement and herein; and Executive is signing this Agreement knowingly, voluntarily and of his own free will, and Executive understands and agrees to each of the terms of this Agreement; and

(e) With the exception of any sums that Executive may be owed pursuant to Section 4.2(b) of the Employment Agreement, Executive has been paid all wages and other compensation to which Executive is entitled under the Employment Agreement and received all leaves (paid and unpaid) to which Executive was entitled during the Employment Period (as defined in the Employment Agreement).

Notwithstanding the initial effectiveness of this Agreement, Executive may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven-day period beginning on the date Executive executes this Agreement (such seven day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by Employee and must be received by the Board of Directors of the Company before 11:59 p.m., Houston, Texas time, on the last day of the Release Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, this Agreement shall be of no force or effect and shall be null and void ab initio. No consideration shall be paid if this Agreement is revoked by Executive in the foregoing manner.

Executed on this                      day of                     ,                     .

James H. Prestidge, Jr.